EXHIBIT 99.1

RENERGEN LIMITED

(Incorporated in the Republic of South Africa)

(Registration number 2014/195093/06)

JSE and A2X Share code: REN

ISIN: ZAE000202610

LEI:378900B1512179F35A69

Australian Business Number (ABN): 93 998 352 675

ASX Share code: RLT

(“Renergen”)

ASP ISOTOPES INC.

(Incorporated in the State of Delaware,

United States of America)

(Delaware file number 6228898)

Ticker Symbol: NASDAQ: ASPI

ISIN: US00218A1051

LEI: 6488WHV94BZ496OZ3219

JSE Share Code: ISO

("ASPI")

UPDATE REGARDING SCHEME OF ARRANGEMENT – EXTENSION OF OUTSTANDING OFFER CONDITIONS FULFILMENT AND LOAN REPAYMENT DATE

Shareholders are referred to the previous announcements updating the market on the progress towards implementing the Scheme.

Renergen and ASPI remain fully committed to the Scheme and are making progress in fulfilling the final outstanding Conditions. As previously announced, key milestone transaction approvals have already been received, including the approval from the Competition Commission, which has paved the way for the two companies to plan integration processes and begin collaborating. In this regard, Shareholders are advised that the written consent to the transfer of Renergen Shares in terms of the Offer has been obtained from the Industrial Development Corporation of South Africa and the United States International Development Finance Corporation and accordingly that the relevant Offer Condition set out in paragraph 5.2.1.1 of the Circular has now been fulfilled.

As mentioned in the joint announcement dated 15 September 2025, it is not unusual for the fulfilment of conditions for a transaction of this nature to require additional time when regulatory or 3rd party approvals are required, as these are out of the control of both ASPI and Renergen.

The parties remain confident that the remaining Conditions will be fulfilled (or, where applicable, waived) in due course and therefore the parties have agreed to extend the deadline for the fulfilment of the remaining Conditions proactively to 30 January 2026, in accordance with paragraph 5.2.5 of the Circular. Both Renergen and ASPI remain fully engaged in working together to obtain the required approvals as quickly as possible.

Once the remaining Conditions have been fulfilled (or if applicable waived), Renergen and ASPI will announce the updated salient dates and times for the Scheme on SENS and on the ASX.

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With reference to the ASPI Funding Arrangements, it is confirmed that the date for Renergen’s repayment of the funding advanced to it, has been extended by agreement between the parties, in terms of the Loan Agreement, to 30 January 2026.

INDEPENDENT BOARD RESPONSIBILITY STATEMENT

The Independent Board of Renergen accepts responsibility for the information contained in this announcement which relates to Renergen and confirms that, to the best of its knowledge and belief, such information which relates to Renergen is true, and this announcement does not omit anything likely to affect the importance of such information.

ASPI BOARD RESPONSIBILITY STATEMENT

The board of directors of ASPI accepts responsibility for the information contained in this announcement which relates to ASPI and confirms that, to the best of its knowledge and belief, such information which relates to ASPI is true and this announcement does not omit anything likely to affect the importance of such information.

Note: Unless expressly defined otherwise, capitalised terms appearing above have the same meaning given to them in the combined circular distributed to Renergen Shareholders on 12 June 2025 (“Circular”).

Johannesburg

27 November 2025

Transaction and Designated Advisor to Renergen

PSG Capital

Corporate Advisor and Sponsor to ASPI

Valeo Capital

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